UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2012

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

    On March 13, 2012 , in connection with the offering of common stock described in Item 8.01 below, Regions Financial Corporation (“Regions”) is disclosing certain expectations relating to its results of operations for the first quarter of 2012 as compared to the fourth quarter of 2011. A copy of such information is included as Exhibit 99.1.

    The expectations described in this Exhibit 99.1 are preliminary and are based upon information currently available. No assurance can be given that its financial results for the completed quarter will be consistent with Regions’ current expectations described therein.

    Regions is scheduled to report its first quarter results on April 24, 2012.

    In accordance with general instruction B.2 of Form 8-K, this information is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 8.01	Other Events.

    On March 13, 2012, Regions issued a press release announcing its commencement of an underwritten public offering of approximately $900 million of its common stock as part of its plan to repurchase the $3.5 billion of the Series A Fixed Rate Cumulative Perpetual Preferred Stock issued to the United States Department of the Treasury under the Capital Purchase Program. A copy of the press release related to the offering is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information

    A pro forma condensed consolidated balance sheet at December 31, 2011, giving effect to the pending sale of Morgan Keegan & Company, Inc. and related affiliates to Raymond James Financial, Inc., is included as Exhibit 99.3 and incorporated herein by reference.

(d) Exhibits:

Exhibit No.	Exhibit Description
99.1	Regulation FD Disclosure
99.2	Press Release, dated March 13, 2012
99.3	Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

Date: March 13, 2012	By:	/s/ Fournier J. Gale, III
Name: Fournier J. Gale, III
Title: Senior Executive Vice President, General Counsel and Corporate Secretary

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